EXHIBIT 2.3

SHARE PURCHASE AGREEMENT

To:

[_______________] (the “Seller”)

Date:

June 19, 2019

Re:

Purchase of shares of common stock, $0.0001 per share, that are “restricted securities” (the “Common Stock”) of Atlantica, Inc. a Utah corporation (“Atlantica”), pursuant to this Share Purchase Agreement (the “Agreement”)

RECITALS:

WHEREAS, the Buyer desires to acquire the Common Stock of Atlantica from the Seller as outlined in the Counterpart Signature Page hereof, and the Seller desires to sell such Common Stock of Atlantica to the Buyer, all on the terms and conditions hereof;

NOW, THEREFORE, the Seller and the Buyer do hereby agree as follows:

A.

 The Seller is the owner of the shares of Common Stock of Atlantica indicated on the Counterpart Signature Page hereof, which the Seller wishes to sell to the Buyer at the aggregate purchase price indicated on such Counterpart Signature Page and that the Buyer wishes to purchase from the Seller at the aggregate purchase price indicated on such Counterpart Signature Page.

B.

Atlantica is a publicly-held company, having previously and lawfully offered and sold a portion of its securities in accordance with applicable federal and state securities laws, rules and regulations.  Atlantica is a “reporting issuer” that files reports with the Securities and Exchange Commission (the “SEC”) under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Atlantica SEC Reports”), and the Buyer and the Seller have had access to all reports and registration statements filed by Atlantica with the SEC through the Edgar Archives of the SEC at www.sec.gov.

C.

Except as otherwise provided in this Agreement, the Seller and the Buyer are aware of all material information respecting the past, present and proposed business operations of Atlantica,  its management, financial position or otherwise; that there is no current “established trading market” for the common stock of Atlantica, though the common stock of Atlantica is quoted on the OTC Markets, Inc. Pink Sheets (“OTC Markets”) under the trading symbol “ALDA.PK,” and there has been little or no trading during the last three months; that it is uncertain at this time whether there will be any future “established trading market” for the common stock of Atlantica; and that the purchase price being paid by the Buyer to the Seller for the Atlantica Common Stock bears no relationship to Atlantica’s assets, book value or other established criteria of value.

D.

The Seller and the Buyer are also fully aware that Atlantica is a “shell company” as that term is defined in SEC Rule 12b-2 promulgated under the Securities Exchange Act of

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1934, as amended (the “Exchange Act”), and that the Common Stock being purchased and sold hereunder must be sold in accordance with the provisions of subparagraph (i) of Rule 144, requiring a minimum holding period of one year from the satisfaction of the conditions of such subparagraph, unless the resale of such Common Stock is registered with the SEC and sold pursuant to an effective Registration Statement that has been filed with and declared effective by the SEC;

E.

The Seller represents and warrants to the Buyer the following, on the date of this Agreement and at the time of the Closing (as defined below), as an additional inducement to the Buyer for the offer outlined in this Agreement to purchase the Common Stock of the Seller, to-wit:

(i)

The Seller is not relying on any representation or warranty of the Buyer whatsoever, except those representations and warranties contained in this Agreement;

(ii)

The Seller is an “accredited investor” or “sophisticated investor” as those terms are known or defined under applicable United States securities laws, rules and regulations, and/or is fully capable of evaluating the risks and merits associated with the execution of this Agreement and the sale of the Common Stock hereunder, without qualification;

(iii)

The Seller has full power and authority to execute and deliver this Agreement and perform its obligations hereunder, without qualification, and the Seller may be deemed to be an “affiliate” of Atlantica;

(iv)

The Seller has had an opportunity to review this Agreement for at least five (5) days, and executed and delivered the same effective on the date indicated opposite the Seller’s signature below, and that during this period of time, the Seller has had the opportunity to ask questions of directors and executive officers of Atlantica to the extent desired, and that such questions asked have been answered to the satisfaction of the Seller, and to review the Atlantica SEC Reports filed in the Edgar Archives of the SEC;

(v)

The Seller understands that the information about Atlantica and the purchase and sale of the Common Stock hereunder received during the negotiation and closing of this Agreement is confidential and may not be used to purchase or sell other shares of common stock of Atlantica or otherwise until such information has been publicly disclosed;

(vi)

The Seller has good and valid title to the shares of Common Stock, free and clear of all liens, claims, charges, encumbrances, pledges, options or other rights to acquire, rights of first refusal, mortgages or other security interests thereon, proxies, voting trusts or other similar agreement, adverse claims or other restrictions of any kind, including, without limitation, any

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restriction on use, voting, transfer, receipt or exercise of any other attribute of ownership (collectively, “Liens”), other than restrictions imposed generally by applicable securities laws.  The Seller has the absolute and unrestricted right, power, authority and capacity to sell, assign and transfer the Common Stock to the Buyer in accordance with the terms hereof and, upon consummation of the transactions contemplated hereby, the Buyer will acquire the Common Stock from the Seller free and clear of all Liens, other than restrictions imposed generally by applicable securities laws;

(vii)

The Seller acknowledges that the Buyer currently owns approximately 80% of Atlantica’s outstanding shares of common stock and that Alan D. Gordon, an affiliate of the Buyer, is currently the Chairman, the Chief Executive Officer and a director of Atlantica and that the Buyer possesses material non-public and/or confidential information not known to the Seller regarding or relating to Atlantica.  The Seller acknowledges that such material non-public and/or confidential information is the type of information that (a) an investor would consider important in making an investment decision concerning the sale of the Common Stock and (b) concerns the value of the Common Stock.  The Seller expressly and irrevocably (i) releases the Buyer and his respective agents and affiliates from any and all liabilities arising from the failure to disclose material non-public and/or confidential information with respect to Atlantica and/or the Common Stock and (ii) agrees to make no claim against the Buyer and its respective agents or affiliates with respect to the sale to the Buyer of the Common Stock relating to any failure to disclose such material non-public and/or confidential information;

(viii)

Neither the execution, delivery nor performance by the Seller of this Agreement nor the consummation by the Seller of the transactions contemplated hereby will conflict with, violate or constitute a breach of or a default under (a) any agreement or instrument to which the Seller is a party or by which it is bound, or (b) any federal, state or local law, or any judgment, decree, rule, regulation, order, writ, determination, award or injunction binding upon the Seller;

(ix)

The Seller will timely make all required filings regarding its ownership of the Common Stock with the SEC, as may be required; and

(x)

The Seller has not: (a) been party to any adverse proceeding brought by the SEC or any similar state agency that could have an adverse effect on the ability of the Seller to execute, deliver and perform its obligations under this Agreement; (b) been a party to any criminal proceeding regarding the purchase or sale of securities or other crimes, excluding only misdemeanor crimes; or (c) filed bankruptcy proceedings within the past ten (10) years.

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F.

The Buyer represents and warrants to the Seller the following, on the date of this Agreement and at the time of the Closing, as an additional inducement to the Seller for the offer outlined in this Agreement to purchase the Common Stock of the Seller, to-wit:

(i)

The Buyer is not relying on any representation or warranty of the Seller whatsoever, except those representations and warranties contained in this Agreement;

(ii)

The Buyer has conducted the Buyer’s own investigation of the risks and merits of an investment in Atlantica, and to the extent desired, including, but not limited to a review of  the Atlantica SEC Reports, among other steps taken; and has had the opportunity, to the extent that the Buyer deemed reasonable or necessary, to discuss this documentation with the directors and executive officers of Atlantica and to ask questions of these directors and executive officers; and that to the extent requested, all such questions have been answered to the Buyer’s satisfaction, without qualification;

(iii)

The Buyer is an “accredited investor” as that term is known or defined under applicable United States securities laws, rules and regulations, and is fully capable of evaluating the risks and merits associated with the execution of this Agreement and the purchase of the Common Stock hereunder, without qualification;

(iv)

The Buyer has full power and authority to execute and deliver this Agreement and perform its obligations hereunder, without qualification, and understands that the Common Stock comprise “restricted securities” of a “shell company” as these terms are respectively defined in subparagraph (i) of Rule 144 of the SEC and SEC Rule 12b-2;

(v)

The Buyer is purchasing the Common Stock for the Buyer’s account only, and not for the account of or in concert with any other person or entity;

(vi)

The Buyer will fully comply with all provisions of United States and state securities laws, rules and regulations in the resale of any of the Common Stock acquired hereunder, including Rule 144, and will timely make all required filings regarding beneficial ownership of the Common Stock with the SEC, as may be required;

(vii)

The Buyer (and its principals, if an entity) has not: (a) been party to any adverse proceeding brought by the SEC or any similar state agency that could have an adverse effect on the ability of the Buyer to execute, deliver and perform its obligations under this Agreement; (b) been a party to any criminal proceeding regarding the purchase or sale of securities or other

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crimes, excluding only misdemeanor crimes; or (c) filed bankruptcy proceedings within the past ten (10) years;

(viii)

The Buyer is able to pay the Buyer’s debts as they become due, and the Buyer (a) is not currently insolvent; (b) has made no general or other assignment for the benefit of creditors; and (c) is not party to any material proceeding that would have an adverse effect on the Buyer’s assets;

(ix)

The funds that the Buyer is utilizing to purchase the Common Stock being acquired hereunder are lawful funds of the Buyer that were earned or acquired by or paid to the Buyer for lawful purposes;

(x)

The Buyer understands that the information about Atlantica and the purchase and sale of the Common Stock hereunder received during the negotiation and closing of this Agreement is confidential and may not be used to purchase or sell other shares of common stock of Atlantica or otherwise until such information has been publicly disclosed; and

(xi)

Neither the execution, delivery nor performance by the Buyer of this Agreement nor the consummation by the Buyer of the transactions contemplated hereby will conflict with, violate or constitute a breach of or a default under (a) the certificate of formation or limited liability company agreement of the Buyer, (b) any agreement or instrument to which the Buyer is a party or by which it is bound, or (c) any federal, state or local law, or any judgment, decree, rule, regulation, order, writ, determination, award or injunction binding upon the Buyer.

G.

The Buyer hereby offers to purchase from the Seller, at the Closing, the shares of Common Stock of Atlantica as indicated on the Counterpart Signature Page hereof, free and clear of any Liens, other than those outlined herein or those related to printing a restrictive legend on the stock certificate representing the Common Stock to be delivered to the Buyer that indicates that the shares of Common Stock being purchased comprise “restricted securities” of a “shell company” that are subject to resale under subparagraph (i) of SEC Rule 144, and the Seller hereby agrees to sell to the Buyer, at the Closing, the shares of Common Stock of Atlantica owned by the Seller as indicated on such Counterpart Signature Page, free and clear of any Liens, other than those outlined herein regarding the applicability of Rule 144 to the resale of the Common Stock.

H.

The purchase price for the Common Stock shall be as indicated on the Counterpart Signature Page, which shall be payable by the Buyer to the Seller in cash, at the Closing, upon delivery by the Seller to the Buyer of one or more stock certificates evidencing the Common Stock, accompanied by a stock power, duly endorsed in blank, all as more fully described in this paragraph, below.  At the Closing, one or more stock certificates representing the Common Stock being purchased by the Buyer hereunder shall be delivered to the Buyer in exchange for payment by the Buyer to the Seller of the amounts required herein, by wire transfer

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of funds to the Trust Account of [__________] (a “Seller” in this or another similar Share Purchase Agreement), counsel to the Seller; however, [__________], a signer on such Trust Account, will ensure transfer and delivery of the Common Stock purchased to the Buyer prior to payment of the purchase price to the Seller from such Trust Account.

I.

On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or about June 26, 2019, or such later date that is at least three business days after the conditions to the Closing set forth in Sections J(i) and J(ii) are satisfied or waived (other than those conditions precedent that by their terms require the delivery of any documents or the taking of other action at the Closing but subject to the satisfaction or waiver thereof in writing at the Closing) or on such earlier or later date and time as the Buyer and the Seller shall agree in writing.  The date of the Closing is sometimes referred to as the “Closing Date.”

J.

(i)  The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent (any one or more of which may be waived in writing in whole or in part by Buyer in its sole discretion):

(a)

the representations and warranties of the Seller contained in Section E shall have been true and correct in all respects when made and as of the Closing as if made at the Closing;

(b)

no party hereto shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of the transactions contemplated hereby, and no action or proceeding shall be pending against either party hereto with respect to the transactions contemplated hereby; and

(c)

the Seller shall have or caused to be delivered to the Buyer the certificates and other documents specified to be delivered by them hereunder, including the documents referred to in Section H, free and clear of all Liens.

(ii)  The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent (any one or more of which may be waived in writing in whole or in part by the Seller in its sole discretion):

(a)

the representations and warranties of the Buyer contained in Section F shall have been true and correct in all respects when made and as of the Closing as if made at the Closing;

(b)

no party hereto shall be subject to any order or injunction (whether preliminary or permanent) restraining or prohibiting the consummation of

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the transactions contemplated hereby, and no action or proceeding shall be pending against either party hereto with respect to the transactions contemplated hereby; and

(c)

the Buyer shall have delivered the purchase price to the Seller in accordance with Section H.

K.

This Agreement may be terminated at any time prior to the Closing:

(i)

by the written consent of the Buyer, on the one hand, and the Seller, on the other hand;

(ii)

by the Buyer, on the one hand, or the Seller, on the other hand, if the Closing has not occurred by 5:00 p.m. EST on July 31, 2019; provided, however, if a party is in breach of or default under this Agreement, such party (either the Buyer, on the one hand, or the Seller, on the other hand) may not terminate this Agreement pursuant to this Section K;

(iii)

by the Buyer if any of the conditions precedent set forth in Section J(i) shall become incapable of being satisfied; or

(iv)

by the Seller if any of the conditions precedent set forth in Section J(ii) shall become incapable of being satisfied.

In the event of termination of this Agreement pursuant to this Section K, written notice thereof shall forthwith be given by the terminating party or parties to the other parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except (a) for the provisions of Section L, M, N and P; and (b) nothing herein shall relieve any party hereto of any liability for any inaccuracy or breach of any representation or warranty contained in or made pursuant to this Agreement, or for failure to perform any covenants or other agreements contained in this Agreement occurring prior to such termination.

L.

The Seller shall indemnify and hold harmless the Buyer from and against, and will pay to the Buyer, the amount of, all losses, costs, expenses and other damages suffered or incurred by the Buyer to the extent arising from, attributable to, or in connection with any breach of any representation or warranty made by the Seller in this Agreement.  The Buyer shall indemnify and hold harmless the Seller from and against, and will pay to the Seller, the amount of, all losses, costs, expenses and other damages suffered or incurred by the Seller to the extent arising from, attributable to, or in connection with any breach of any representation or warranty made by the Buyer in this Agreement.

M.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules thereof.  The Seller and the Buyer agree that any action based upon this Agreement or any of the matters

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covered hereby shall be brought only in the federal and state courts situated in the State of Delaware, and that the successful party in any such action shall be entitled to recover its reasonable attorney’s fees and costs incurred in connection with such action.

N.

The Seller will not issue, or permit any of its representatives or affiliates to issue, any press release or otherwise make, or permit any of their respective representatives or affiliates to make, any public or other statements, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the Buyer, other than pursuant to filings made with the SEC following the Closing if and only to the extent required by law.

O.

From time to time after the consummation of the Closing, upon the reasonable request of the Buyer, the Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as the Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to the Common Stock.  The Seller agrees to cooperate with the Buyer in all reasonable respects to assure to the Buyer the continued title to and possession of the Common Stock in the condition and manner contemplated by this Agreement.

P.

All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, email or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or email address set forth below or such other address or email address as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by email (or, if so delivered or transmitted after normal business hours, on the next business day), on the next business day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.

If to the Buyer, to its address set forth on the signature page hereto, with a copy to:

Pryor Cashman LLP
7 Times Square

New York, New York 10036

Attention:  Michael Weinsier

Email:  mweinsier@pryorcashman.com

If to the Seller, to his address set forth on the Counterpart Signature Page hereto, with a copy to:

[____________________]

[____________________]

[____________________]

Fax: [__________]

Email: [___________]

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[The next page is the signature page]

BUYER:

MIRABELLA HOLDINGS, LLC

By:  Alan D. Gordon GS Trust, its Member

By:

Name:  Alan D. Gordon

Title:  Trustee

Address:

c/o Richland, Gordon & Company

875 North Michigan Avenue

Chicago, Illinois 60611

Attention: Alan D. Gordon

Email: agordon@richlandgordon.com

Dated:  June 19, 2019

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COUNTERPART SIGNATURE PAGE

This Counterpart Signature Page for that certain Share Purchase Agreement (the “Agreement”) dated as of the 19th day of June, 2019, between the Buyer and the undersigned, by which the undersigned, through execution and delivery of this Counterpart Signature Page, intends to be legally bound by the terms of the said Agreement.

SELLER:

Dated: June 19, 2019

(Signature)

(Print Name)

(Street Address)

(City)

                     (State)               (Zip)

(Email)

No. of Shares Sold:

Cash Consideration: $

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